Exhibit 99(a)(1)(K)

FORM OF REMINDER E-MAILS TO EMPLOYEES OF EXPIRATION DATE

To:	[E-MAIL ADDRESS]

From:	[ ]@ScanSource.com

Date:	[DATE]

Subject:	Reminder of Expiration Date – Deadline: 11:59 p.m., Eastern time, on Thursday, December 6, 2007

To all option holders eligible to participate in the Offer to Amend Eligible Options, dated November 7,

2007 (the “Offer”) that have not submitted an election form to ScanSource, Inc. (“ScanSource”):

The Offer is scheduled to expire at 11:59 p.m., Eastern time, on Thursday, December 6, 2007.

You must submit your election form if you elect to accept the Offer by the Offer deadline. We cannot accept late submissions, and we therefore urge you to respond early to avoid any last minute problems.

If you do not want to accept the Offer with respect to all of your eligible options, please e-mail or fax us your completed election form indicating that you choose not to amend your eligible options. However, you may be subject to adverse tax consequences under Section 409A of the Internal Revenue Code.

This reminder is being distributed to employees eligible to participate in the offer that have not submitted an Election Form to ScanSource.